FBR & COMPANY

April 24, 2013
9:00 a.m. ET

Operator:
Good day, ladies and gentlemen, and welcome to the FBR & Co. first-quarter 2013 earnings conference call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session and instructions will follow at the time.  If anyone should require assistance, please press star then zero.  As a reminder, this conference call is being recorded.

I would now like to turn the call over to Shannon Small, Senior Vice President. You may begin.

Shannon Small:	Thank you and good morning. This is Shannon Small, Senior Vice President of Corporate Communications for FBR.

Before we begin this morning's call, I would like to remind everyone that statements concerning expectations, future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements.  These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the demand for securities offerings, activity in the secondary securities markets, interest rates, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions.  Additional information concerning these factors that could cause results to differ materially is contained on FBR's annual report on Form 10-K and a quarterly report on Form 10-Q.

Joining us on today's call is Brad Wright, Chief Financial Officer of FBR. I'll now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Rick Hendrix:
Thanks, Shannon, and good morning, everyone.  Last night we reported $34 million in after-tax income from continuing operations for the first quarter of 2013 which compares to a $34,000 loss in the first quarter of 2012 and $9 million of earnings from continuing operations in the fourth quarter of 2012.

The Company's first-quarter revenue total of $118 million was the highest since the fourth quarter of 2009 and pretax earnings were at the highest level since the second quarter of 2007.

Net income was $35 million or $2.65 per diluted share for the first quarter of this year compared to $400,000 or $0.03 per share in the first quarter of last year and $32 million or $2.40 per diluted share for the fourth quarter of 2012.

We've talked frequently at our earnings calls about the volatility of our business.  That volatility particularly quarter to quarter works in both directions as this quarter's results clearly demonstrate.  We wouldn't suggest that investors annualize one of our worst quarters nor would we suggest annualizing this quarter in order to forecast our full-year results.  Looking at our trailing 12-month results provides a more useful picture in this case.

Over that period we have generated $235 million in revenue and $40 million in pretax income from continuing operations.  We believe that measure more accurately depicts where we are as a franchise and is indicative of how we can and should perform in constructive market environments.

For the first quarter of 2013, investment banking revenue was $101 million compared to $16 million in the first quarter of 2012 and $45 million in the fourth quarter of last year.  In addition to the recognition this quarter of a $38 million fee associated with the transactions executed last year, this revenue reflects 17 other first-quarter transactions covering each of our banking groups.

During the quarter we maintained our 2012 rank as the number one book runner at the initial common stock offerings across all industries for market caps of $1.5 billion and under.  Additionally the transaction we led for industrial company, ExOne, is the best performing IPO year to date.

Our visibility into our forward banking pipeline is encouraging with a number of public and private transactions poised to launch in the coming months.

Institutional brokerage contributed $14 million in revenue in the first quarter compared to $16 million in the first quarter of 2012 and $13 million in the fourth quarter of last year.  While the cash equities market remains challenged overall, we have clearly reestablished momentum in this part of our business as we have moved further away from our restructuring efforts in 2011.

Since the second quarter of last year, we have seen share gains across the board as new coverage relationships have been established.  That momentum continued in the first quarter as our average revenue per day increased each month culminating in March which was our second best revenue month in the last 15.  Overall we have increased cash equities trading revenue two consecutive quarters for the first time in over three years.

While we do not expect our improvement to be linear, we are confident that the value we are providing to our clients is increasingly being recognized and that consistency of coverage and our more active new issue calendar will allow us to continue to grow our trading revenue in future quarters.

Further, while our commitment to strengthening and deepening relationships has driven this rebound we have also expanded our total trading relationships.  Our continued investment in quality differentiated research is an important ingredient in this improvement.

While we constantly strive to generate the highest possible revenue and earnings in our trading businesses, it is important to understand that these businesses are critical to our capital markets franchise as a whole and enable us to maintain meaningful daily dialogue and provide needed liquidity to our institutional clients.  It is through this close contact that we can keep the distribution channel for our primary product as wide open as possible.  This enables us to deliver the unparalleled access to capital that our banking clients have come to expect and the returns our institutional investors seek to differentiate their own investment performance.

The investor composition of our last several transactions reflects the broad distribution for which we have always been known and we are encouraged by the many new investors who are eager to participate in our new issue calendar.

An area which we have been increasingly active over the past year is the conservative deployment of capital around proprietary ideas and in support of our operating businesses.  During the quarter, the Company generated over $2 million from principal investing activities.  We have had success pursuing opportunities where we believe we have strong intellectual capital to increase returns for shareholders, largely uncorrelated with our underwriting activities.

Our recent results underscore the success we have had in reducing our fixed costs which have come down by over $100 million or about 60 percent from their peak in 2008.  We have emerged from this restructuring process reconfirming our core strength and continuing to be the innovative and results oriented firm we are known to be.

Our expense discipline remained intact in the first quarter as we held non-comp fixed expenses to $11.1 million compared to $11.6 million and $11.8 million in the first and fourth quarters of 2012 respectively.  We expect to continue to realize additional savings this year and into 2014 particularly in the areas of occupancy and technology.  Additionally, we managed our compensations through net revenue in line with our 56 percent target.

For the quarter, the Company's tax provisions related to continuing operations was $1.5 million and our effective tax rate was approximately 4 percent.  The first-quarter tax provision reflects the Company's projected use of net operating loss carry forwards as we continue to maintain a full valuation allowance against our net deferred tax assets which totaled $77 million at December 31, 2012.

Our improved profitability and increased visibility and forecasted results will impact our evaluation of whether and when to remove the valuation allowance in coming quarters.

Also during the quarter, we repurchased 565,000 shares at an average price of $16.16 per share.  Since 2010, we have repurchased 5.3 million shares or 30 percent of shares outstanding at an average price of $13.08 per share for a total of $69 million.  We continue to believe that this activity is the most efficient way we can return capital to shareholders.

Specifically our buyback activity over the last three years has resulted in an increase of $2.61 per share of tangible book value representing 14 percent accretion.  The Company continues to have authority to repurchase up to 928,000 additional shares, roughly 7.5 percent of our current 12.3 million shares outstanding.  All of these numbers are adjusted for the 1 for 4 reverse stock split completed on February 28 of this year.

Shareholders' equity was $267 million as of the end of the quarter up from $240 million at the end of last year.  As of March 31, 2013, the Company held $195 million in cash and its tangible book value per share was $21.76, an increase of 13 percent from the beginning of the year.

We have communicated with investors over the last several years that we believe the most controllable and relevant performance measure for the business is growth in tangible book value per share.  Since the end of 2011, our per share tangible book value has increased 38 percent from $15.80 to $21.76.  Even with the continued allocation of capital for share buybacks, we have maintained a strong, liquid and transparent balance sheet.  We will remain focused on growing book value through a combination of earnings, performance and the efficient allocation of capital.

We are off to a strong start in 2013 with the first-quarter being one of the best in our history.  We have been very active in areas related to the housing recovery in the U.S. and are seeing increased activity in our industrial, energy and specialty finance investment banking groups.  Clients are increasingly taking notice of our success in helping issuers and investors achieve their respective goals.  We are winning large important mandates and head-to-head competition with many of the most well established and highly respected firms in the world.  Likewise buy-side clients remain eager to partner with us.

That being said while recent quarters taken as a whole show a growing momentum and validate that we have established a productive operating platform for a varying environment, we are very aware and focused on the significant risks that are present in the current environment.

The macroeconomic conditions in particular are difficult to forecast as world central banks engage in unprecedented levels of intervention and Europe continues to struggle with its undercapitalized banking system and a second recession.  Additionally, continued uncertainty around the U.S. budget talks and the slowly evolving but significantly changing regulatory environment has raised the risk profile of this market.  This outlook will continue to influence our day-to-day decisions around controlling costs and growth as we manage the business to fit the current environment.

Despite these market concerns and in some ways because of that, we feel very good about the continuity and strength in our leadership team and today we have a truly close-knit group of leaders with a clear and consistent view of our collective goals and track record of accomplishing big things for clients.

As we look to the balance of 2013 and beyond, we are confident in our ability to continue to provide our clients with innovative ideas that perform and keep them ahead of the game.

One last item before we open up the call for questions.  I would like to recognize and thank Mike Michael, a current FBR Board member and longtime friend who has decided not to stand for reelection to our Board because of his many and recently expanded professional responsibilities.  We wish Mike all the best with his endeavors and are grateful for his numerous contributions and wise counsel over the years.

Thank you and, operator, we will now open the call for questions.

Operator:
Thank you.  Ladies and gentlemen, if you have a question, please press star then one on your touchtone telephone.  If your question has been answered or you wish to remove yourself from the queue, you may press the pound key.

Once again, if you have a question, please press star then one.

Rick Hendrix:	Operator, if there are no questions at this time, I would just like to thank everyone for joining us and we look forward to talking to you to discuss our second-quarter results in July. Thank you.

Operator:	Ladies and gentlemen, this concludes today's program. You may now disconnect. Good day.

END